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                     February 24, 2023

       Cheuk Hang Chow
       Chief Executive Officer
       Inception Growth Acquisition Ltd
       875 Washington Street
       New York, NY 10014

                                                        Re: Inception Growth
Acquisition Ltd
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 17,
2023
                                                            File No. 001-41134

       Dear Cheuk Hang Chow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lawrence S. Venick,
Esq.